Exhibit 99.1
News From
Royal Caribbean Cruises Ltd.
Corporate Communications Office
1050 Caribbean Way, Miami, Florida 33132-2096
Contact:   Ian Bailey
(305) 982-2625
For Immediate Release

ROYAL CARIBBEAN REPORTS  THIRD QUARTER RESULTS
AND UPDATES 2012 GUIDANCE

MIAMI – October 25, 2012 – Royal Caribbean Cruises Ltd. (NYSE, OSE: RCL) today reported better than expected third quarter results and increased its earnings outlook for full year 2012.

KEY HIGHLIGHTS

●	Results For the Third Quarter 2012:

Both close-in booking activity and cost controls were stronger than the company anticipated in its previous guidance.

°	Net Yields increased 0.1% on a Constant-Currency basis (down 2.4% As-Reported);

°	Net Cruise Costs (“NCC”) excluding fuel increased 2.0% on a Constant-Currency basis (declined 0.2% As-Reported); and

°	Net income was $367.8 million, or $1.68 per share, versus net income of $399.0 million, or $1.82 per share, in 2011.

●	Fourth Quarter 2012:

°	Net Yields are expected to increase approximately 1% on both a Constant-Currency and As-Reported basis;

°	NCC excluding fuel are expected to be up approximately 1% on a Constant-Currency basis and flat to up 1% on an As-Reported basis; and

°	Earnings per share are expected to be within a range of ($0.02) to $0.08.

●	Full Year 2012:

°	Net Yields are expected to increase approximately 3% on a Constant-Currency basis and 1% to 2% on an As-Reported basis;

°	NCC excluding fuel are expected to be up approximately 4% on a Constant-Currency basis and up 2% to 3% on an As-Reported basis; and

°	Earnings per share are expected to be within a range of $1.85 to $1.95.

“The strong third quarter certainly validates our confidence in our business model,” said Richard D. Fain, chairman and chief executive officer.  “Strong close-in demand and our focus on costs drove substantially better results than expected.  I am especially gratified that we are still seeing price increases in a year marked by so many external pressures,” Fain continued.

Third Quarter 2012 Results
Royal Caribbean Cruises Ltd. today announced third quarter 2012 net income of $367.8 million, or $1.68 per share, versus income of $399.0 million, or $1.82 per share, in the third quarter of 2011.

Close-in bookings for the third quarter across most itineraries - including Europe - were stronger than anticipated, resulting in a Net Yield increase of 0.1% on a Constant-Currency basis.  NCC excluding fuel were also better than anticipated and increased 2.0% on a Constant-Currency basis (declined 0.2% As-Reported).  Approximately 200 basis points of the Net Yield improvement and approximately 220 basis points of the NCC excluding fuel increases during the quarter relate to previously announced deployment initiatives and changes to the company’s international distribution system.

Bunker pricing net of hedging for the third quarter was $639 per metric ton and consumption was 334,200 metric tons.

Outlook

Fourth Quarter 2012
As the company anticipated in February, the tragedy in Italy had its biggest yield impact in the second and third quarters of the year.  The effect of the incident on bookings has continued to wane and fourth quarter 2012 Net Yields are expected to increase approximately 1% on both Constant-Currency and As-Reported bases.  Excluding previously referenced
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deployment initiatives and changes to the company’s international distribution system, Net Yields for the quarter are expected to be approximately flat.

For the fourth quarter of 2012, NCC excluding fuel are expected to be up approximately 1% on a Constant-Currency basis and flat to up 1% on an As-Reported basis.  Excluding the deployment initiatives and changes to the company’s international distribution system, NCC excluding fuel are expected to be approximately flat on both a Constant-Currency and As-Reported basis.

Full Year 2012
The company increased its guidance for full year earnings per share by $0.15 to a range of $1.85 to $1.95. This increase has been mainly driven by stronger than anticipated revenue (+$0.06 per share) and expense reduction (+$0.06 per share).  The remaining $0.03 per share improvement is principally due to currency benefits net of oil price increases.

For the full year of 2012, Net Yields are expected to increase approximately 3% on a Constant-Currency basis and to be up 1% to 2% on an As-Reported basis.  Approximately 200-250 basis points of the expected improvement in Net Yields relates to deployment initiatives and changes to the company’s international distribution system.

For the full year, NCC excluding fuel are expected to increase approximately 4% on a Constant-Currency basis (up 2% to 3% As-Reported).  Excluding deployment initiatives and changes to the company’s distribution system, Constant-Currency NCC excluding fuel are expected to be flat to up 1%.

Capacity Additions
The company noted that it is engaged in negotiations for the possible construction of an Oasis-type newbuild that would be delivered in middle to late 2016.  While the company has not entered into any agreement at this time, it hopes to do so before year’s end.  The new ship is expected to cost less on a per berth basis than either of the first two Oasis-class vessels.
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“The Oasis of the Seas and Allure of the Seas have proven themselves to be exceptionally attractive ships by generating the highest guest satisfaction ratings in the fleet coupled with very compelling financial returns,” said Richard D. Fain, chairman and chief executive officer.  Fain continued, “Ordering another such ship for delivery in 2016, at a lower cost, with better energy efficiency is very consistent with our balanced goals of prudent growth, return improvement and debt reduction.”

2013 Outlook
The company noted that while it is very early in the 2013 bookings cycle and visibility at this time is limited, the company is encouraged by the trends so far.  For the year 2013, booked load factors and average per diems are both slightly higher currently than at this same time last year. This is particularly encouraging in light of the fact that these prior year comparisons relate to bookings before the Costa Concordia incident which occurred in January 2012.

FUEL EXPENSE & GUIDANCE SUMMARY

Fuel Expense
The company does not forecast fuel prices, and its fuel cost calculations are based on current at-the-pump prices, net of hedging impacts. Based on today’s fuel prices the company has included $229 million and $910 million of fuel expense in its fourth quarter 2012 and full year 2012 guidance, respectively.

Forecasted consumption is now 58% hedged via swaps for the remainder of 2012 and 54%, 45%,  25% and 7% hedged for 2013, 2014, 2015 and 2016, respectively.  For the same five-year period, the average cost per metric ton of the hedge portfolio is approximately $522, $568, $623, $610 and $582, respectively.
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During the third quarter the company fully liquidated its previously disclosed WTI fuel option portfolio resulting in a $1.8 million gain.  Year-to-date through September, the company has recorded a net loss of $5.7 million on this portfolio.

The company provided the following fuel statistics for the fourth quarter and full year 2012:

FUEL STATISTICS	Fourth Quarter 2012	Full Year 2012
Fuel Consumption (metric tons)	344,000	1,363,000
Fuel Expenses	$229 million	$910 million
Percent Hedged (fwd consumption)	58%	58%
Impact of 10% change in fuel prices	$9 million	$9 million

The company provided the following additional guidance for the fourth quarter and full year of 2012:

GUIDANCE	As-Reported	Constant-Currency
Fourth Quarter 2012
Net Yields	Approx. 1%	Approx. 1%
Net Cruise Costs per APCD	Approx. 2%	2% to 3%
Net Cruise Costs per APCD, excluding Fuel	Flat to 1%	Approx. 1%

Full Year 2012
Net Yields	1% to 2%	Approx. 3%
Net Cruise Costs per APCD	5% to 6%	Approx. 7%
Net Cruise Costs per APCD, excluding Fuel	2% to 3%	Approx. 4%

	Fourth Quarter 2012	Full Year 2012
Capacity Increase	1.4%	1.4%
Depreciation and Amortization	$185 to $195 million	$725 to $735 million
Interest Expense, net	$80 to $90 million	$330 to $340 million
EPS	($0.02) to $0.08	$1.85 to $1.95

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Exchange rates used in guidance calculations
	Current – October	Previous - July
EUR	$1.30	$1.21
GBP	$1.61	$1.55
CAD	$0.99	$0.98
BRL	$0.49	$0.49
AUD	$1.04	$1.03

Liquidity and Financing Arrangements
As of September 30, 2012, liquidity was $1.9 billion, including cash and the undrawn portion of the company’s unsecured credit facilities.  As previously disclosed, the company has taken a number of actions this year to augment liquidity in advance of its 2013 and 2014 scheduled debt maturities, including increasing the size of its revolving credit facility due July 2016 by $233 million and establishing a €365 million 5-year unsecured delayed-draw bank facility.  More recently, the company further bolstered its liquidity through a new $290 million 3 ½ year unsecured bank facility. In part, this additional liquidity was used for the early extinguishment of €255 million (or approximately 25%) of the company’s €1.0 billion senior notes due in January 2014.

The company also has committed unsecured financing for its remaining newbuilds.  The company noted that scheduled debt maturities for 2012, 2013 and 2014 are now $600 million, $1.5 billion and $1.5 billion, respectively.

Capital Expenditures and Capacity Guidance
Based on current ship orders, projected capital expenditures for 2012, 2013, 2014 and 2015 are $1.3 billion, $600 million, $1.1 billion and $1.0 billion, respectively.

Capacity increases for 2012, 2013, 2014 and 2015 are 1.4%, 1.3%, 1.0% and 6.5%, respectively.
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Conference Call Scheduled
The company has scheduled a conference call at 10 a.m. Eastern Daylight Time today to discuss its earnings.  This call can be heard, either live or on a delayed basis, on the company’s investor relations web site at www.rclinvestor.com.

Selected Operational and Financial Metrics

Available Passenger Cruise Days (“APCD”)
APCD is our measurement of capacity and represents double occupancy per cabin multiplied by the number of cruise days for the period.  We use this measure to perform capacity and rate analysis to identify the main non-capacity drivers that cause our cruise revenues and expenses to vary.

Constant-Currency
We believe Net Yields and Net Cruise Costs are our most relevant non-GAAP financial measures.  However, a significant portion of our revenue and expenses are denominated in currencies other than the United States dollar. Because our reporting currency is the United States dollar, the value of these revenues and expenses in US dollars will be affected by changes in currency exchange rates.  Although such changes in local currency prices is just one of many elements impacting our revenues and expenses, it can be an important element.  For this reason, we also monitor Net Yields and Net Cruise Costs on a “Constant-Currency” basis – i.e. as if the current period’s currency exchange rates had remained constant with the comparable prior period’s rates.  We calculate "Constant-Currency" by applying the average prior year period exchange rates for each of the corresponding months of the reported and/or forecasted period, so as to calculate what the results would have been had exchange rates been the same throughout both periods.  We do not make predictions about future exchange rates and use current exchange rates for calculations of future periods.   It should be emphasized that the use of Constant-Currency is primarily used by us for comparing short-term changes and/or projections.
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Over the longer term, changes in guest sourcing and shifting the amount of purchases between currencies significantly change the impact of the purely currency-based fluctuations.

Gross Cruise Costs
Gross Cruise Costs represent the sum of total cruise operating expenses plus marketing, selling and administrative expenses.

Gross Yields
Gross Yields represent total revenues per APCD.

Net Cruise Costs and Net Cruise Costs Excluding Fuel
Net Cruise Costs and Net Cruise Costs Excluding Fuel represent Gross Cruise Costs excluding commissions, transportation and other expenses and onboard and other expenses and, in the case of Net Cruise Costs Excluding Fuel, fuel.  In measuring our ability to control costs in a manner that positively impacts net income, we believe changes in Net Cruise Costs and Net Cruise Costs Excluding Fuel to be the most relevant indicators of our performance.  A reconciliation of historical Gross Cruise Costs to Net Cruise Costs and Net Cruise Costs Excluding Fuel is provided below under Results of Operations.  We have not provided a quantitative reconciliation of projected Gross Cruise Costs to projected Net Cruise Costs and projected Net Cruise Costs Excluding Fuel due to the significant uncertainty in projecting the costs deducted to arrive at these measures.  Accordingly, we do not believe that reconciling information for such projected figures would be meaningful.

Net Debt-to-Capital
Net Debt-to-Capital is a ratio which represents total long-term debt, including the current portion of long-term debt, less cash and cash equivalents (“Net Debt”) divided by the sum of Net Debt and total shareholders' equity.  We believe Net Debt and Net Debt-to-Capital, along with total long-term debt and shareholders' equity are useful measures of our capital structure.
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Net Revenues
Net Revenues represent total revenues less commissions, transportation and other expenses and onboard and other expenses.

Net Yields
Net Yields represent Net Revenues per APCD.  We utilize Net Revenues and Net Yields to manage our business on a day-to-day basis as we believe that it is the most relevant measure of our pricing performance because it reflects the cruise revenues earned by us net of our most significant variable costs, which are commissions, transportation and other expenses and onboard and other expenses.  We have not provided a quantitative reconciliation of projected Gross Yields to projected Net Yields due to the significant uncertainty in projecting the costs deducted to arrive at this measure.  Accordingly, we do not believe that reconciling information for such projected figures would be meaningful.

Occupancy
Occupancy, in accordance with cruise vacation industry practice, is calculated by dividing Passenger Cruise Days by APCD.  A percentage in excess of 100% indicates that three or more passengers occupied some cabins.

Passenger Cruise Days
Passenger Cruise Days represent the number of passengers carried for the period multiplied by the number of days of their respective cruises.

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Royal Caribbean Cruises Ltd. (NYSE, OSE: RCL) is a global cruise vacation company that owns Royal Caribbean International, Celebrity Cruises, Pullmantur, Azamara Club Cruises and CDF Croisières de France, as well as TUI Cruises through a 50 percent joint venture.  Together, these six brands operate a combined total of 41 ships with three under construction.  They operate diverse itineraries around the world that call on approximately 460 destinations on all seven continents.  Additional information can be found on www.royalcaribbean.com, www.celebritycruises.com, www.pullmantur.es, www.azamaraclubcruises.com, www.cdfcroisieresdefrance.com or www.rclinvestor.com.

Certain statements in this release relating to, among other things, our future performance constitute forward-looking statements under the Private Securities Litigation Reform Act of 1995.  These statements include, but are not limited to, statements regarding expected financial results for the fourth quarter and full year 2012 and the costs and yields expected in 2012 and other future periods.  Words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “goal,” “intend,” “may,” “plan,” “project,” “seek,” “should,” “will,” and similar expressions are intended to identify these forward-looking statements.  Forward-looking statements reflect management’s current expectations, are inherently uncertain and are subject to risks, uncertainties and other factors, which could cause our actual results, performance or achievements to differ materially from the future results, performance or achievements expressed or implied in those forward-looking statements.  Examples of these risks, uncertainties and other factors include, but are not limited to the following: the impact of the economic environment on the demand for cruises, the impact of the economic environment on our ability to generate cash flows from operations or obtain new borrowings from the credit or capital markets in amounts sufficient to satisfy our capital expenditures, debt repayments and other financing needs, the uncertainties of conducting business internationally and expanding into new markets, changes in operating and financing costs, vacation industry competition and changes in industry capacity and overcapacity, emergency ship repairs, including the related lost revenue, the impact of ship delivery delays, ship cancellations or ship construction price increases, financial difficulties encountered by shipyards or their subcontractors and incidents or adverse publicity concerning the cruise vacation industry such as the Costa Concordia casualty and the unavailability or cost of air service.

More information about factors that could affect our operating results is included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q, copies of which may be obtained by visiting our Investor Relations web site at www.rclinvestor.com or the SEC’s web site at www.sec.gov. Undue reliance should not be placed on the forward-looking statements in this release, which are based on information available to us on the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Measures of Financial Performance
This press release includes certain non-GAAP financial measures as defined under Securities and Exchange Commission rules, which we believe provide useful information to investors as a supplement to our consolidated financial statements which are prepared and presented in accordance with generally accepted accounting principles, or GAAP.

The presentation of non-GAAP financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.  These measures may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with our results of operations as do the corresponding GAAP measures.

A reconciliation to the most comparable GAAP measure of all non-GAAP financial measures included in this press release can be found in the tables included at the end of this press release.

Financial Tables Follow

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ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(unaudited; in thousands, except per share data)

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
Passenger ticket revenues	$1,635,033	$1,734,328	$4,319,478	$4,257,634
Onboard and other revenues	591,357	587,666	1,562,396	1,504,228
Total revenues	2,226,390	2,321,994	5,881,874	5,761,862
Cruise operating expenses:
Commissions, transportation and other	366,100	405,674	994,535	984,397
Onboard and other	166,356	181,604	404,932	419,032
Payroll and related	201,644	210,535	618,277	613,816
Food	111,315	113,319	334,240	312,550
Fuel	213,434	202,478	680,389	556,667
Other operating	289,476	291,690	867,078	805,284
Total cruise operating expenses	1,348,325	1,405,300	3,899,451	3,691,746
Marketing, selling and administrative expenses	243,877	231,761	756,049	722,157
Depreciation and amortization expenses	182,051	177,191	541,957	522,493
Operating Income	452,137	507,742	684,417	825,466

Other income (expense):
Interest income	4,744	7,070	16,062	17,329
Interest expense, net of interest capitalized	(84,977)	(98,198)	(266,749)	(291,791)
Extinguishment of unsecured senior notes	(7,485)	-	(7,485)	-
Other income (expense)	3,360	(17,656)	(15,155)	19,855
	(84,358)	(108,784)	(273,327)	(254,607)
Net Income	$367,779	$398,958	$411,090	$570,859

Earnings Per Share:
Basic	$1.69	$1.84	$1.89	$2.63
Diluted	$1.68	$1.82	$1.87	$2.60

Weighted-Average Shares Outstanding:
Basic	217,940	217,105	217,797	216,883
Diluted	219,296	218,934	219,263	219,315

Comprehensive Income (Loss)
Net Income	$367,779	$398,958	$411,090	$570,859
Other comprehensive income (loss):
Foreign currency translation adjustments	1,331	(43,786)	(7,690)	(4,397)
Change in defined benefit plans	-	-	-	(216)
Gain (loss) on cash flow derivative hedges	81,322	(255,015)	(59,460)	(46,240)
Total other comprehensive income (loss)	82,653	(298,801)	(67,150)	(50,853)

Comprehensive Income	$450,432	$100,157	$343,940	$520,006

STATISTICS
	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
Passengers Carried	1,246,730	1,247,574	3,707,423	3,648,063
Passenger Cruise Days	9,203,801	9,255,801	26,401,129	26,039,146
APCD	8,581,222	8,575,926	25,061,920	24,714,236
Occupancy	107.3%	107.9%	105.3%	105.4%
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ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	As of
	September 30,	December 31,
	2012	2011
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$241,237	$262,186
Trade and other receivables, net	301,110	292,447
Inventories	143,954	144,553
Prepaid expenses and other assets	249,080	185,460
Derivative financial instruments	97,799	84,642
Total current assets	1,033,180	969,288

Property and equipment, net	16,820,816	16,934,817
Goodwill	742,466	746,537
Other assets	1,071,760	1,153,763
	$19,668,222	$19,804,405

Liabilities and Shareholders' Equity
Current liabilities
Current portion of long-term debt	$1,154,948	$638,891
Accounts payable	361,094	304,623
Accrued interest	119,847	123,853
Accrued expenses and other liabilities	605,699	564,272
Customer deposits	1,584,597	1,436,003
Total current liabilities	3,826,185	3,067,642
Long-term debt	6,623,920	7,856,962
Other long-term liabilities	515,456	471,978

Commitments and contingencies

Shareholders' equity
Preferred stock ($0.01 par value; 20,000,000 shares authorized;
none outstanding)	-	-
Common stock ($0.01 par value; 500,000,000 shares authorized;
228,384,628 and 227,366,165 shares issued, September 30, 2012
and December 31, 2011, respectively)	2,284	2,276
Paid-in capital	3,093,326	3,071,759
Retained earnings	6,163,842	5,823,430
Accumulated other comprehensive loss	(143,087)	(75,938)
Treasury stock (10,308,683 common shares at cost, September 30, 2012 and December 31, 2011)	(413,704)	(413,704)
Total shareholders' equity	8,702,661	8,407,823
	$19,668,222	$19,804,405

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ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in thousands)

	Nine Months Ended
	September 30,
	2012	2011
Operating Activities
Net income	$411,090	$570,859
Adjustments:
Depreciation and amortization	541,957	522,493
Loss (gain) on fuel call options	5,671	(11,701)
Loss on extinguishment of debt	7,485	-
Changes in operating assets and liabilities:
Decrease in trade and other receivables, net	42,484	55,062
Decrease (increase) in inventories	423	(25,490)
Increase in prepaid expenses and other assets	(39,410)	(72,538)
Increase in accounts payable	46,836	74,498
Decrease in accrued interest	(2,305)	(14,370)
Increase in accrued expenses and other liabilities	11,688	34,380
Increase in customer deposits	80,993	97,089
Cash received on settlement of derivative financial instruments	69,684	-
Dividends received from unconsolidated affiliate	-	21,147
Other, net	(4,340)	21,289
Net cash provided by operating activities	1,172,256	1,272,718

Investing Activities
Purchases of property and equipment	(429,309)	(1,030,102)
Cash received on settlement of derivative financial instruments	19,058	20,172
Loan to unconsolidated affiliate	-	(110,660)
Cash payments received on loan to unconsolidated affiliate	23,512	-
Proceeds from the sale of ships	9,811	345,000
Other, net	(6,395)	352
Net cash used in investing activities	(383,323)	(775,238)

Financing Activities
Debt proceeds	915,000	1,408,368
Debt issuance costs	(48,190)	(80,619)
Repayments of debt	(1,263,769)	(1,786,414)
Extinguishment of unsecured senior notes	(344,150)	-
Dividends paid	(65,293)	(21,707)
Proceeds from exercise of common stock options	3,703	18,947
Other, net	1,228	10,413
Net cash used in financing activities	(801,471)	(451,012)

Effect of exchange rate changes on cash	(8,411)	(14,937)

Net (decrease) increase in cash and cash equivalents	(20,949)	31,531
Cash and cash equivalents at beginning of period	262,186	419,929
Cash and cash equivalents at end of period	$241,237	$451,460

Supplemental Disclosure
Cash paid during the period for:
Interest, net of amount capitalized	$242,680	$269,625

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ROYAL CARIBBEAN CRUISES LTD.
NON-GAAP RECONCILING INFORMATION
(unaudited)

Gross Yields and Net Yields were calculated as follows (in thousands, except APCD and Yields):
	Quarter Ended			Nine Months Ended
	September 30,			September 30,
	2012	2012 On a Constant Currency basis	2011	2012	2012 On a Constant Currency basis	2011
Passenger ticket revenues	$1,635,033	$1,685,476	1,734,328	$4,319,478	$4,423,497	$4,257,634
Onboard and other revenues	591,357	602,293	587,666	1,562,396	1,582,510	1,504,228
Total revenues	2,226,390	2,287,769	2,321,994	5,881,874	6,006,007	5,761,862
Less:
Commissions, transportation and other	366,100	378,173	405,674	994,535	1,021,262	984,397
Onboard and other	166,356	172,260	181,604	404,932	414,498	419,032
Net revenues	$1,693,934	$1,737,336	$1,734,716	$4,482,407	$4,570,247	$4,358,433

APCD	8,581,222	8,581,222	8,575,926	25,061,920	25,061,920	24,714,236
Gross Yields	$259.45	$266.60	$270.76	$234.69	$239.65	$233.14
Net Yields	$197.40	$202.46	$202.28	$178.85	$182.36	$176.35

Gross Cruise Costs, Net Cruise Costs and Net Cruise Costs Excluding Fuel were calculated as follows (in thousands, except APCD and costs per APCD):
	Quarter Ended			Nine Months Ended
	September 30,			September 30,
	2012	2012 On a Constant Currency basis	2011	2012	2012 On a Constant Currency basis	2011
Total cruise operating expenses	$1,348,325	$1,377,772	$1,405,300	$3,899,451	$3,968,593	$3,691,746
Marketing, selling and administrative expenses	243,877	250,433	231,761	756,049	772,547	722,157
Gross Cruise Costs	1,592,202	1,628,205	1,637,061	4,655,500	4,741,140	4,413,903
Less:
Commissions, transportation and other	366,100	378,173	405,674	994,535	1,021,262	984,397
Onboard and other	166,356	172,260	181,604	404,932	414,498	419,032
Net Cruise Costs	$1,059,746	$1,077,772	$1,049,783	$3,256,033	$3,305,380	$3,010,474
Less:
Fuel	213,434	213,557	202,478	680,389	685,280	556,667
Net Cruise Costs Excluding Fuel	$846,312	$864,215	$847,305	$2,575,644	$2,620,100	$2,453,807

APCD	8,581,222	8,581,222	8,575,926	25,061,920	25,061,920	24,714,236
Gross Cruise Costs per APCD	$185.54	$189.74	$190.89	$185.76	$189.18	$178.60
Net Cruise Costs per APCD	$123.50	$125.60	$122.41	$129.92	$131.89	$121.81
Net Cruise Costs Excluding Fuel per APCD	$98.62	$100.71	$98.80	$102.77	$104.55	$99.29

Net Debt-to-Capital was calculated as follows (in thousands):
	As of
	September 30,	December 31,
	2012	2011
Long-term debt, net of current portion	$6,623,920	$7,856,962
Current portion of long-term debt	1,154,948	638,891
Total debt	7,778,868	8,495,853
Less: Cash and cash equivalents	241,237	262,186
Net Debt	$7,537,631	$8,233,667

Total shareholders' equity	$8,702,661	$8,407,823
Total debt	7,778,868	8,495,853
Total debt and shareholders' equity	16,481,529	16,903,676
Debt-to-Capital	47.2%	50.3%
Net Debt	7,537,631	8,233,667
Net Debt and shareholders' equity	$16,240,292	$16,641,490
Net Debt-to-Capital	46.4%	49.5%

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